Exhibit 10.11

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

(Douglas M. Pasquale)

This Second Amended and Restated Employment Agreement, effective as of October 28, 2008 (the “Agreement”), hereby amends and restates that certain amended and restated employment agreement dated as of April 23, 2007 (the “First Amended and Restated Agreement”), by and between Nationwide Health Properties, Inc., a Maryland corporation (the “Company”) and Douglas M. Pasquale (the “Executive”), with reference to the following:

WHEREAS, pursuant to the First Amended and Restated Agreement, the Board of Directors of the Company determined that it was in the best interests of the Company and its shareholders to enter into such agreement with Executive to assure that the Company would continue to have the service and dedication of Executive;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing and distributions from nonqualified deferred compensation plans and arrangements;

WHEREAS, the Board of Directors of the Company now desires to amend and restate the First Amended and Restated Agreement to comply with Section 409A of the Code; and

WHEREAS, except for any stock unit awards, restricted stock awards, stock appreciation rights awards, performance share awards or other similar equity grants, including Stock Options, this Agreement contains the entire agreement between the parties with respect to the matters specified herein, and supersedes any prior oral and written employment agreements, understandings and commitments between the Company and Executive, and any severance or employment security policy of the Company which may cover Executive.

NOW THEREFORE, the First Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

I. Definitions.

(1) “Cause” shall mean (a) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) which is not remedied promptly by Executive after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, or (b) the willful engaging by Executive in illegal conduct as determined by a court of law or gross misconduct, which is materially and demonstrably injurious to the Company. For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or a committee thereof or based on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(2) “Disability” shall mean Executive’s inability to engage in any substantial gainful activity necessary to perform his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

(3) “Effective Date” shall mean January 1, 2007.

(4) “Employment Period” shall mean the period commencing on November 1, 2003 and ending on the third anniversary thereof; provided, however, that commencing on December 1, 2003 and on the first day of each month thereafter (the most recent of such dates is hereinafter referred to as the “Renewal Date”), the Employment Period shall be automatically extended so as to terminate on the third anniversary of such Renewal Date, unless the Company or Executive shall give notice to the other that the Employment Period shall not be further extended prior to any such Renewal Date.

(5) “Stock Options” means only stock options issued pursuant to Nationwide Health Properties, Inc. 1989 Stock Option Plan as Amended and Restated April 20, 2001, and as it may be further amended, or any other stock option plan of the Company approved by the shareholders.

II. Conditions of Employment.

(1) Position and Duties. Executive is to be employed as President and Chief Executive Officer of the Company. During the Employment Period, (a) Executive’s position (including titles), authority, duties and responsibilities shall be at least commensurate with the most significant of those held, exercised and assigned to Executive at any time, and (b) Executive’s services shall be performed at the location where Executive was employed at the commencement of the Employment Period or any office or location within ten (10) miles from such location. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company, and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for Executive to serve on corporate, civic or charitable boards or committees so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(2) Compensation.

      (a) Base Salary. As of the Effective Date, Executive shall receive an annual salary base salary (the “Annual Base Salary”) of $538,500, payable in twice monthly installments (except if deferred by Executive under a Company-sponsored deferral plan).

Executive’s Annual Base Salary shall be reviewed by the Compensation Committee of the Board (the “Committee”) each January during the Employment Period. Any increase in Annual Base Salary approved by the Committee shall not serve to limit or reduce any other obligation to Executive under this Agreement.

      (b) Annual Bonus. In addition to Annual Base Salary, Executive shall be eligible to receive, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”), with the specific amount determined by the Committee based on its assessment of the Company’s and Executive’s performance for the fiscal year. Such Annual Bonus shall range from 0% to 200%, with a target of 100%, of the Annual Base Salary earned by Executive in such fiscal year. In assessing such performance, the Committee shall take into account the growth and income of the Company relative to its annual financial plan, the quality of the Company’s assets, Executive’s performance in terms of implementing the Company’s business strategy, and other considerations deemed by the Committee to be relevant to the current and future success of the Company. The Annual Bonus earned by Executive shall be paid to Executive in no event later than the later of (i) the 15th day of the third month following the end of the Executive’s taxable year in which such Annual Bonus is earned or (ii) the 15th day of the third month following the end of the Company’s taxable year in which such bonus is earned, unless such Annual Bonus is voluntarily deferred by Executive in accordance with a Company sponsored deferral program pursuant to the requirements of Section 409A of the Code.

      (c) Share–Based Compensation. In addition to Annual Base Salary and Annual Bonus, Executive shall be eligible to receive share-based compensation at least annually in accordance with the Company’s compensation plan.

The specific share-based compensation awards granted to Executive, the specific performance objectives associated with earning the share-based compensation, and any vesting restrictions placed on the share-based compensation shall be determined by the Committee.

      (d) Benefit Plans. During the Employment Period, Executive and/or Executive’s beneficiaries, as the case may be, shall participate in and shall receive all benefits under Company-sponsored retirement plans, savings plans, deferral plans, medical plans (including dental, vision and drug prescription plans), life insurance plans, disability plans, and accidental death and travel accident insurance plans provided to Executive as of the Effective Date or as otherwise agreed to by Executive.

      (e) Fringe Benefits. During the Employment Period, Executive shall be entitled to annual paid vacation time of five (5) weeks per calendar year. In addition, Executive shall be entitled to receive any fringe benefits or perquisites, or substantial equivalents thereof, including club memberships, existing or subsequently introduced by the Company during the Employment Period for the President and Chief Executive Officer.

      (f) Expenses. Upon presentment of verifiable invoices to the Company’s Controller or Chief Financial Officer (the “Authorized Officer”) and other documentation as may be requested by the Company, and subject to the Company’s expense reimbursement policies, the Company shall reimburse Executive for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement. In addition, the Company shall reimburse Executive for all legal expenses incurred by Executive in the preparation, negotiation and execution of this Agreement. The foregoing described reimbursements shall be payable pursuant to the applicable Company policies then in effect, as soon as practicable, and in no event later than sixty (60) days following the request for such reimbursement; provided, that Executive must submit such request for reimbursement within sixty (60) days of incurring such expense.

III. Termination of Employment.

(1) Death or Disability. Executive’s employment with the Company shall terminate automatically upon Executive’s death during the Employment Period. In the event of Executive’s Disability during the Employment Period (pursuant to the definition of Disability set forth in Section I (2) of this Agreement), the Company may, at the discretion of the Board, give Executive written notice in accordance with Section IX (2) of this Agreement of its intention to terminate Executive’s employment with the Company. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Effective Disability Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of his duties; provided that if Executive has returned to full-time performance of his duties, the Company may not terminate Executive due to a Disability until such time limits have again been met.

(2) Cause. The Company may terminate Executive’s employment during the Employment Period for Cause. The termination of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a notice that Executive is guilty of the conduct described in Section I (1) specifying the particulars thereof in reasonable detail.

(3) Good Reason. Executive’s employment with the Company may be terminated by Executive during the Employment Period for Good Reason; provided that Executive provides notice to the Company of the existence of the good reason condition within ninety (90) days of its initial existence and the Company has thirty (30) days following such notice to cure such condition. For purposes of this Agreement, “Good Reason” shall mean, without the express written consent of Executive, (a) the assignment to Executive of any duties or any other action by the Board which results in a material diminution in Executive’s authority, duties or responsibilities from those contemplated in Section II (1) of this Agreement; (b) any material breach by the Company of this Agreement; or (c) a material change in the geographic location at which Executive provides services to the Company from the location as in effect at the commencement of the Employment Period. In addition, it shall be deemed a termination for Good Reason if Executive terminates his employment six (6) months prior to or within three (3) years following a Change of Control of the Company. “Change of Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A, Regulation 240.14a-101, promulgated under the Securities Exchange Act of 1934 as in effect on the Effective Date or, if Item 6(e) is no longer in effect, any regulation issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serves similar purposes; provided that, without limitation, a Change of Control shall be deemed to have occurred if and when (a) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, or (b) individuals who are members of the Board immediately prior to a meeting of the shareholders of the Company involving the election of directors shall not constitute a majority of the Board following such election.

(4) Notice of Termination. Any termination of employment of Executive during the Employment Period by the Company for Cause, or by Executive for Good Reason, shall be communicated to the other party hereto in accordance with Section IX (2) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment with the Company under the provision so indicated, and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than thirty (30) days after giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(5) Date of Termination. “Date of Termination” means (a) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (b) if Executive’s employment is terminated by the Company other than for Cause, death or Disability, the date on which the Company notifies Executive of such termination, and (c) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Effective Disability Date, as the case may be; provided, however, that for any termination pursuant to subparagraphs (a), (b) or (c) above, the Date of Termination shall be the date that Executive’s termination of employment results in a “separation from service” within the meaning of Section 409A of the Code and the regulations and other published guidance thereunder (including §1.409A-1(h), if the date of such separation from service is later.

IV. Obligations of the Company upon Termination of Executive’s Employment.

(1) Termination by Executive for Good Reason or by Company Other than for Cause, Death or Disability. If during the Employment Period, Executive shall terminate his employment with the Company for Good Reason or the Company shall terminate Executive’s employment other than for Cause, death or Disability, the Company shall pay to Executive (i) any Annual Base Salary owed to Executive through the Date of Termination to the extent not previously paid, (ii) a pro-rated portion of the Annual Bonus that Executive would have earned for the year in which the Date of Termination occurs had he remained employed, (iii) an amount equal to three (3) times Executive’s highest Annual Base Salary during any of the last three full fiscal years prior to the Date of Termination, and (iv) an amount equal to three (3) times the average Annual Bonus earned by Executive over the last three full fiscal years prior to the Date of Termination.

In addition to the payments described in subparagraphs (i), (ii), (iii), and (iv) above, the Company also shall (A) arrange to provide to Executive for a period of three years from the Date of Termination, medical insurance (including dental, vision and prescription drug coverage) and life insurance with terms no less favorable, in the aggregate, than the most favorable of those provided to Executive during the year immediately preceding the Date of Termination, and continue all other benefits in place as of the Date of Termination for such same three-year period, (B) immediately vest all previously unvested shares of restricted stock, stock options (including Stock Options), restricted stock units, stock appreciation rights, performance shares, and any and all other stock-based compensation awards received and held by Executive (which shall occur automatically without any action on the part of the Company), (C) provide Executive with any Performance-Based Dividend Equivalents (to the extent earned by the Executive though the Date of Termination, as determined by the Company’s Compensation Committee) for the three years following the Date of Termination, and (D) pay any compensation previously deferred by Executive in accordance with the provisions of the plan under which such compensation was deferred. The benefits provided pursuant to subparagraph (A) above in any one calendar year shall not affect the benefits provided pursuant to subparagraph (A) in any other calendar year, and are not subject to liquidation or exchange for another benefit.

Payments pursuant to subparagraph (i) above shall be made within thirty (30) days following the Date of Termination. Payments pursuant to subparagraph (ii) above shall be made as soon as administratively practicable, and in any event within thirty (30) days, after the end of the calendar year in which the Date of Termination occurs. Payments pursuant to subparagraph (iii) above shall be made in equal monthly installments over the three-year period following the Date of Termination, beginning with the first full month following the month in which the Date of Termination occurs. Payments pursuant to subparagraph (iv) above shall be made in equal annual installments over the three-year period following the Date of Termination on each anniversary following the Date of Termination. Payments pursuant to subparagraph (C) above shall be made at the time such payments would have been made had Executive remained in the employment of the Company.

If Executive should die while receiving payments pursuant to this Article IV, the remaining payments which would have been made to Executive if he had lived shall be paid to the beneficiary designated in writing by Executive, or if there is no effective written designation, then to his spouse, or if there is neither an effective written designation nor a surviving spouse, then to Executive’s estate. Designation of a beneficiary or beneficiaries to receive the balance of any such payments shall be made by written notice to the Company, and Executive may revoke or change any such designation of beneficiary at any time by a later written notice to the Company.

(2) Death. If Executive’s employment with the Company is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for (a) payment of any Base Salary previously earned by Executive but as yet unpaid, (b) payment of any Annual Bonus previously awarded to Executive for a fiscal year completed prior to the Date of Termination but as yet unpaid, (c) a pro-rated portion of the Annual Bonus that Executive would have earned for the year in which the Date of Termination occurs had he remained employed, and (d) the continuation of any existing rights Executive may have following death under the provisions of any benefit, stock option, deferral or compensation plan provided to Executive by the Company; provided, that, all stock-based compensation awards of any kind shall at a minimum vest pro rata on the Date of Termination automatically without any action on the part of the Company. Payments pursuant to subparagraph (a) above shall be made within thirty (30) days following the Date of Termination. Payments pursuant to subparagraph (c) above shall be made as soon as administratively practical, and in any event within thirty (30) days after the end of the calendar year in which the Date of Termination occurs.

(3) Disability. If Executive’s employment with the Company is terminated by reason of Executive’s Disability during the Employment Period in accordance with Section III (1) of this Agreement, this Agreement shall terminate without further obligations to Executive other than for (a) payment of any Base Salary previously earned by Executive but as yet unpaid, (b) payment of any Annual Bonus previously awarded to Executive for a fiscal year completed prior to the Date of Termination but as yet unpaid, (c) a pro-rated portion of the Annual Bonus that Executive would have earned for the year in which the Date of Termination occurs had he remained employed, and (d) the continuation of any existing rights Executive may have following Disability under the provisions of any benefit, stock option, deferral or compensation plan provided to Executive by the Company; provided, that, all stock-based compensation awards of any kind shall at a minimum vest pro rata on the Date of Termination automatically without any action on the part of the Company. Payments pursuant to subparagraph (a) above shall be made within thirty (30) days following the Date of Termination. Payments pursuant to subparagraph (c) above shall be made as soon as administratively practicable, and in any event within thirty (30) days, after the end of the calendar year in which the Date of Termination occurs.

(4) Cause; Other than for Good Reason. If, during the Employment Period, Executive’s employment shall be terminated for Cause or if Executive voluntarily terminates his employment with the Company other than for Good Reason, this Agreement shall terminate without further obligations to Executive other than for (a) payment of any Base Salary previously earned by Executive but as yet unpaid, (b) payment of any Annual Bonus previously awarded to Executive for a fiscal year completed prior to the Date of Termination but as yet unpaid, (c) payment of any earned vacation pay (or payment for vacation time earned but not taken), and (d) the continuation of any existing rights Executive may have following termination for Cause or voluntary termination other than for Good Reason under any benefit, stock option, deferral or compensation plan provided to Executive by the Company. Payments pursuant to subparagraphs (a) and (c) above shall be made within ten (10) business days following the Date of Termination.

(5) If any portion of the payments set forth in Sections IV (1)-(4) above (the “Termination Payments”), together with any and all other amounts due and payable to Executive as a result of such transaction (including any amounts payable with respect to any Stock Options or any other stock-based awards held by Executive), shall be deemed to be an “excess parachute payment” under Section 280G of the Code, the amount of such payments shall be increased so that after the payment of (A) the excise tax payable under Section 4999 of the Code by Executive on the Termination Payments and increased amounts payable hereunder, and (B) any and all federal and state income, excise and other tax payable by Executive on the increased amounts payable hereunder, the amount received by Executive is equal to the Termination Payments. Any increased amounts payable by the Company pursuant to this paragraph shall be paid as soon as practicable and no later than thirty (30) days after Executive submits to the Company evidence of the calculation and the payment of any related taxes; provided, that Executive must submit such request for reimbursement within thirty (30) days of incurring such expense.

(6) For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. If, at the time of Executive’s termination of employment, Executive is a “specified employee” (as defined in Section 416(i) of the Code and the regulations and other published guidance under Section 409A of the Code) and the Company’s stock is publicly traded on an established securities market or otherwise, any portion of the payments or benefits under this Agreement that would otherwise be subject to taxation pursuant to Section 409A of the Code shall be payable not earlier than the earlier of (i) six (6) months after the Date of Termination for any reason other than death, or (ii) the date of Executive’s death. As soon as practicable following the earlier of (i) or (ii), and in any event within ten (10) business days of such date, Executive shall receive the entire amount that would have been paid earlier but for such six (6) month delay. Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to avoid the imposition of any taxes under Section 409A of the Code, no payment or distribution under this Agreement that becomes payable by reason of the Executive’s termination of employment with the Company will be made to the Executive unless the Executive’s termination of employment constitutes a “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A of the Code).

(7) The Company and the Executive intend that no payments or benefits to Executive under this Agreement or any other compensation plan or arrangement shall be subject to the tax imposed under Section 409A of the Code, and this Agreement is to be interpreted according to such intention. The Company and the Executive further agree to act reasonably and to cooperate to amend or modify this Agreement or any other such compensation arrangement to the extent reasonably necessary to avoid the imposition of tax under Section 409A of the Code.

V. Non-Exclusivity of Rights; Controlling Agreement.

Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested or which Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement (other than this Agreement) with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Executive shall not be covered by any prior employment agreement, security policy or understanding thereof after the Effective Date of this Agreement and shall not be covered by any severance policy, practice or program of the Company. Notwithstanding any other provision of any plan, policy, award agreement, practice or program in which Executive participates, in the event there is any conflict between the terms of such plan, policy, award agreement practice or program with the rights that Executive has under this Amended and Restated Employment Agreement with regard to payments, vesting or any other matter, this Amended and Restated Employment Agreement shall control; provided, however, that the Company shall use its best efforts to provide Executive with written notice of any plan, policy, award agreement, practice or program that would provide terms more favorable to Executive than terms under this Agreement, to allow Executive to request that such new terms apply under this Agreement.

VI. Full Settlement; Offsets.

The Company’s obligations to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, defense or other claim, right or action which the Company may have against Executive or others.

Executive shall not be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and in the event Executive does seek other employment, the terms of such employment (including any compensation received in conjunction therewith) shall not modify, mitigate or offset the amounts payable to Executive under any of the provisions of this Agreement.

VII. Confidential Information.

Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential business information and knowledge or data relating to the Company and its business which shall have been obtained during Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts of Executive or representatives of Executive in violation of this Agreement) or be information already known to Executive prior to the Employment Period. After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Board, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company or those designated by it. Upon Executive’s violation of the provisions of this Section VII, the Company shall be relieved of all future obligations to Executive under this Agreement. However, in no event shall an asserted or alleged violation of the provisions of this Section VII constitute a basis for deferring or withholding any amounts otherwise payable to Executive until such asserted or alleged violation is determined pursuant to an arbitration proceeding pursuant to Section X.

VIII. Successors.

(1) This Agreement is personal to Executive and without the prior written consent of the Board shall not be assignable by Executive otherwise than by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(2) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IX. Miscellaneous.

(1) This Agreement shall be governed by and construed in accordance with the laws of the State of California. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(2) All notices and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Douglas M. Pasquale, President and Chief Executive Officer

610 Newport Center Drive Suite 1150

Newport Beach, CA 92660

With a copy to:

Douglas M. Pasquale

8 Knowles

Irvine, CA 92612

If to the Company:

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

Attention: Chairman

With a copy to:

Mr. Charles D. Miller, Chairman

150 North Orange Grove Boulevard

Pasadena, CA 91103

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(3) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(4) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(5) Any failure by Executive or the Company to insist upon strict compliance with any provision hereof or any other provision of this Agreement, or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment with the Company for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(6) The Company shall provide Executive with a Directors and Officers Indemnity Agreement to be mutually agreed upon between Executive and the Board but no less favorable than those for other executives or Directors of the Company, and shall obtain or have obtained Directors and Officers Insurance which includes coverage for Executive.

X. Arbitration.

(1) The parties agree that any disputes, controversies or claims which arise out of or are related to this Agreement, Executive’s employment or termination of employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, and/or any other claim or controversy arising out of the relationship between Executive and the Company (or the nature of the relationship) or the continuation or termination of that relationship, including, but not limited to, claims that a termination was for Cause or for Good Reason, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy or other tort or property claims of any kind, which are not settled between the parties, shall be settled by arbitration in accordance with the then-current Rules of Practice and Procedure for Employment Arbitration (the “Rules”) of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”).

(2) The arbitration shall be before a single arbitrator selected in accordance with the JAMS Rules or otherwise by mutual agreement of the parties. The Arbitration shall take place in Orange County, California, unless the parties mutually agree to hold the arbitration at another location. Depositions and other discovery shall be allowed in accordance with the JAMS Rules. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California or Federal law, or both, as applicable to the claim(s) asserted.

(3) In consideration of the parties’ agreement to submit to arbitration all disputes with regard to this Agreement and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense of this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right he or it may have to seek redress in another forum. The arbitrator, and not any Federal, state, or local court or agency shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to, any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

(4) Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided for in this Agreement, both the Company and Executive agree that neither of them shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement.

(5) Any claim which either party has against the other party that could be submitted for resolution pursuant to this Section X must be presented in writing by the claiming party to the other party within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, except that claims arising out of or related to the termination of Executive’s employment must be presented by Executive within one year of the Date of Termination (not including any claims related to payouts or other obligations of the Company after the Date of Termination, for which the one year time period after “Executive knew or should have known” will apply). Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified herein shall be waived and forever barred, even if there is a Federal or state statute of limitations which would have given more time to pursue the claim.

(6) The Company shall advance the costs and expenses of the arbitrator. In any arbitration to enforce any of the provisions or rights under this Agreement, the unsuccessful party in such arbitration, as determined by the arbitrator, shall pay to the successful party all costs, expenses and reasonable attorneys’ fees incurred therein by such party (including without limitation such costs, expenses and fees on any appeals), and if such successful party shall recover an award in any such arbitration proceeding, such costs, expenses and attorneys’ fees shall be included as part of such award. Notwithstanding the foregoing provision, in no event shall the successful party be entitled to recover an amount from the unsuccessful party for costs, expenses and attorneys’ fees that exceeds the unsuccessful party’s costs, expenses and attorneys’ fees incurred in connection with the action or proceeding.

(7) Any decision and award or order of the arbitrator shall be final and binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

(8) Each of the above terms and conditions shall have separate validity, and the invalidity of any part thereof shall not affect the remaining parts.

(9) Any decision and award or order of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute to the full extent permitted by law. In all other cases the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by Executive or the Company in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand, and pursuant to the authorization from the Board, the Company has caused this Agreement of Douglas M. Pasquale to be executed in its name on its behalf, all as of the day and year first above written.

Nationwide Health Properties, Inc.

By:	/s/ Abdo H. Khoury
Abdo H. Khoury

Executive

/s/ Douglas M. Pasquale
Douglas M. Pasquale

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